Exhibit 5.1

Baker & McKenzie LLP 100 New Bridge Street London EC4V 6JA United Kingdom Tel: +44 (0)20 7919 1000 Fax: +44 (0)20 7919 1999 DX: 233 Chancery Lane www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East
& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia**

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre**

Rio de Janeiro**

Santiago

Sao Paulo**

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

27 April 2016

Our ref: HB 50134971 DDI: +44 (0)20 7919 1819 Email: helen.bradley@bakermckenzie.com

Cardtronics Group Limited

Building 4, 1st Floor Trident Place, Mosquito Way
Hatfield
Hertfordshire
United Kingdom
AL10 9UL

Dear Sir or Madam

REGISTRATION STATEMENT ON FORM S-4 - EXHIBIT 5.1 - CARDTRONICS GROUP LIMITED

1.                                     INTRODUCTION

In our capacity as English legal advisers to Cardtronics Group Limited (the “Company”) we have been asked to give an opinion on certain matters relating to the Company, in connection with the registration statement on Form S-4 of the Company under the US Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions in this regard solely from the Company.

We have acted as legal advisers as to English law in connection with the incorporation of the Company and the proposed issue of Class A Ordinary Shares with a nominal value of US$0.01 each in the share capital of the Company (the “Class A Shares”) pursuant to the proposed merger between Cardtronics, Inc., a Delaware corporation, and CATM Merger Sub LLC, a Delaware limited liability company (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of April 27, 2016 (the “Merger Agreement”). It is intended that the Company will re-register as a public limited company to be named Cardtronics plc or similar name prior to the effective time of the Merger.

2.                                     SCOPE

This letter is limited to English law as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law.  We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England.  We do not express any opinion on European Community law as it affects any jurisdiction other than England.  We express no opinion as to matters of fact.

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

Baker & McKenzie LLP is a limited liability partnership registered in England and Wales with registered number OC311297.  A list of members’ names is open to inspection at its registered office and principal place of business, 100 New Bridge Street, London EC4V 6JA.

Baker & McKenzie LLP is authorised and regulated by the Solicitors Regulation Authority of England and Wales.  Further information regarding the regulatory position is available at http://www.bakermckenzie.com/london/regulatoryinformation.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

The opinions in this letter are limited to the matters stated herein and do not extend to, and are not to be read as extending by implication to, any other matter.

3.                                     DOCUMENTS

For the purpose of giving this opinion we have examined the following:

3.1                              a certificate addressed to us from E. Brad Conrad, being a director of the Company, dated April 27, 2016 and the documents annexed thereto (the “Certificate”);

3.2                              a copy of the certificate of incorporation of the Company as filed on incorporation of the Company, as attached to the Certificate;

3.3                              a copy of the draft articles of association of the Company that are proposed to be adopted prior to the date of the allotment and issue of the Class A Shares, in the form attached to the Certificate  (the “New Articles”);

3.4                              a copy of the draft resolutions approving the New Articles, the terms of the Merger and authorizing the Company to allot and issue the Class A Ordinary Shares, in the form attached to the Certificate (the “Resolutions”);

3.5                              the results of our search on 27 April 2016 of the public records of the Company on file and available for inspection by the public at the Companies Registry.

We have also made an enquiry of the Central Index of Winding-Up and Administration Petitions (the “Central Index”) in respect of the Company on 27 April 2016 at 10:32 a.m. We have also made enquiries by telephone of the following district registries of the English Court; Birmingham, Bristol, Leeds and Liverpool in respect of the Company on 27 April 2016 (together, the “Enquiries”).

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

4.                                     ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1                              all documents submitted to us as originals are authentic and complete, and all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete and all such documents remain accurate and up to date and have not been amended, nor any provision thereof varied or waived as at the date of this opinion;

4.2                              any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and where necessary were properly witnessed;

4.3                              all statements contained in the Certificate are accurate and not misleading as at the date of this opinion;

4.4                              the New Articles will be adopted prior to the Merger in the form included in the Certificate and there will be no amendments thereto prior to the date of allotment and issue of the Class A Shares (the “Allotment Date”);

4.5                              there have been no amendments to or rescission of the Resolutions and they will be duly passed at properly convened quorate meetings of the directors or shareholders (as the case may be), or otherwise in accordance with the applicable articles of association and will remain in full force and effect at the Allotment Date pursuant to the Merger and the register of members will be accurately updated;

4.6                              the results of the search referred to in paragraph 3.4 above as produced to us are a true and complete copy of the file of records maintained at the Companies Registry concerning the Company, such file was complete, accurate and up-to-date at the time of that search and there has been no alteration in the status or condition of the Company;

4.7                              the information disclosed in response to our Enquiries was accurate at the time of such Enquiries and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of this opinion and since the time of the Enquiries there has been no alteration in the status or condition of the Company as represented in such response;

4.8                              the Merger Agreement will not be amended and the Merger will become effective in accordance with the terms of the Merger Agreement (which will remain effective at the time of the issuance of the Class A Shares); and

4.9                              as at the date of this opinion the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets or revenues which, in any such case, has not been revealed by the search and enquiries referred to in paragraph 3.4 above.

5.                                     OPINIONS

Based upon and subject to the assumptions and qualifications set out in this opinion and having regard to such legal considerations as we have deemed relevant, we are of the opinion that, as of the date of this letter, the Class A Shares, when issued by the Company in accordance with the terms of the Merger Agreement, will be fully paid, validly issued and non-assessable. The term non-assessable has no recognised meaning in English law but for the purposes herein the term means that under the Companies Act 2006 (as amended), the New Articles and the Resolutions (in each case when adopted), no holder of such Class A Shares is liable, solely because of such holder’s status as a holder of such Class A Shares, for additional assessments or calls on the security by the Company or its creditors.

6.                                     QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications:

6.1                              It should be noted that:

(a)                                a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)                                notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned; and

(c)                                 a telephone enquiry of the Central Index relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all.

6.2                              With regard to the opinion expressed in paragraph 5 that the Class A Shares are fully paid, we have relied solely upon statements to that effect in the Certificate and the Resolutions (which statements we have assumed to be correct) and we have not carried out any further investigation thereof.

This opinion is given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member or associated firm thereof.  In this opinion the expressions “we,” “us,” “our” and like expressions should be construed accordingly.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by the Company and to the use of this firm’s name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of such registration statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP